Exhibit 10.19

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Confidential Separation Agreement and General Release of Claims (this “Agreement”) is made between TRI POINTE GROUP, INC. (the “Company” or “Employer”) and MICHAEL D. GRUBBS, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”).

WHEREAS, Employer and Employee have decided to end their employment relationship as a result of Employee’s decision to retire.

WHEREAS, Employer has offered Employee the separation consideration set forth in Section 2 hereof in exchange for agreeing to the terms of this Agreement, including the general release of claims set forth in Section 4 hereof.

WHEREAS, Employee has indicated a desire to accept the offered separation consideration and to freely and knowingly enter into this Agreement intending to waive, settle and release all claims he has or might have against the Released Parties (as that term is defined in Section 4.1 hereof).

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.    Last Day of Employment. Employee’s last day of employment with Employer is December 31, 2019 (the “Employment End Date”).

2.    Separation Consideration.

2.1    In consideration of (a) the Company’s receipt of this Agreement signed and dated by Employee within the 21 day consideration period, (b) the Company’s receipt of a letter stating that Employee has not revoked his acceptance or execution of this Agreement (sent via email, personal delivery, or mail) in the form attached as Exhibit “A” and signed and dated at least eight days after Employee’s execution of this Agreement, and (c) Employee’s compliance with the terms of this Agreement, the Company agrees that the Employee shall be entitled to the amendments and modifications set forth in the Letter Agreement, dated as of July 1, 2019, by and between Employee and the Company (the “Letter Agreement”) attached as Addendum 1 as to certain stock options and restricted stock unit awards previously granted to the Employee pursuant to the 2013 Long-Term Incentive Plan (the “LTIP”), as detailed in Addendum 2 hereto. Employee agrees to acknowledge receipt of each of the foregoing in writing (email is sufficient) upon the Company’s provision thereof and to unconditionally re-affirm all affirmations and releases contained in this Agreement in writing upon Employee’s receipt thereof.

2.2    Employee acknowledges and agrees that, except for the separation consideration described in Section 2.1 above and the payment of cash pursuant to Employee’s performance-based cash award agreement for the performance period of January 1, 2019 to December 31, 2019, Employee shall not accrue or receive any other compensation, commissions, bonuses, car allowance, employment benefits, stock and other equity grants or awards or any other consideration from the Company after the Employment End Date, and that the separation consideration described in Section 2.1 shall be the sole amounts paid to Employee pursuant to this Agreement. For the avoidance of doubt, except as set forth in Section 2.1 above, Employee shall not be eligible for any future awards or grants under the LTIP. Furthermore, Employee acknowledges and understands that any existing restricted stock unit awards (x) that are not part of “pro rata” vesting pursuant to the “retirement provision” of the LTIP and (y) that do not vest by the Employment End Date shall be forfeited for no consideration by Employee pursuant to the Restricted Stock Unit Award Agreement relating to the LTIP (i.e., Employee’s combined 90,583 unvested time-vesting restricted stock units and unvested performance-based restricted stock units shall be forfeited as detailed in Addendum 2 hereto). Employee further understands and agrees that Employee’s right to benefits under Employer’s health and welfare benefit program, if any, shall be limited to those set forth under Consolidated Omnibus Budget Reconciliation Act (“COBRA”), which coverage Employee shall be entitled to elect at Employee’s own expense for the entirety of the COBRA period.

3.    No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the consideration specified in Section 2.1 above, except for Employee’s execution of this Agreement, and the fulfillment of the promises and releases contained herein.

4.    Employee’s General Release of All Claims.

4.1    In consideration of the receipt of the separation consideration set forth in Section 2.1 above on the terms set forth herein and except for the obligations arising under this Agreement, Employee, for himself and his heirs, assigns, executors, administrators, agents and successors, past and present, hereby fully and without limitation generally releases, covenants not to sue, and forever discharges the Company, its parents, subsidiaries, divisions, joint ventures, and affiliates (including but not limited to TRI Pointe Homes, Inc., The Quadrant Corporation, Pardee Homes, Pardee Homes of Nevada, Maracay Homes, L.L.C., Trendmaker Homes, Inc., Trendmaker Homes DFW, L.L.C and Winchester Homes Inc.), as well as their respective trustees, directors, owners, officers, shareholders, partners, agents, employees, consultants, insurance carriers, attorneys, assigns, executors and administrators, trustees, predecessors and successors, past and present (collectively, the “Released Parties”), from any and all claims, demands, liabilities, actions, causes of action, whether in law or in equity, suits, damages, losses, attorneys’ fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, existing or prospective (collectively “Claims”), that Employee may now have, or may ever have, against any of the Released Parties for any acts or omissions by the Company or any of the Released Parties occurring on or prior to the effective date of this Agreement, including, without limitation, any and all Claims arising out of or relating to Employee’s employment and/or the separation of Employee’s employment with the Company or any of the Released Parties, along with any Claims alleging violation of:

•    The Executive Employment Agreement, dated as of March 20, 2019, by and between     Employee and the Company;
•    The Letter Agreement;
•    Title VII of the Civil Rights Act of 1964, as amended;
•    The Civil Rights Act of 1991, as amended;
•    Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended (as modified below);
•    The Immigration Reform and Control Act, as amended;
•    The Family and Medical Leave Act;
•    The Americans with Disabilities Act of 1990, as amended;
•    The Workers Adjustment and Retraining Notification Act, as amended;
•    The Fair Credit Reporting Act;
•    The Equal Pay Act, as amended;
•    The Occupational Safety and Health Act, as amended;
•    The Sarbanes-Oxley Act of 2002, as amended;
•    The Genetic Information Nondiscrimination Act of 2008;
•    California Family Rights Act – Cal. Gov’t Code § 12945.2;
•    California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.;
•    California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq.;

•	Statutory Provisions Regarding the Confidentiality of AIDS Information – Cal. Health & Safety Code § 120775 et seq.;
•    California Confidentiality of Medical Information Act – Cal. Civ. Code § 56 et seq.;
•    California Parental Leave Law – Cal. Lab. Code § 230.7 et seq.;
•    California Apprenticeship Program Bias Law – Cal. Lab. Code § 3070 et seq.;
•    California Equal Pay Law – Cal. Lab. Code § 1197.5;
•    California Whistleblower Protection Law – Cal. Lab. Code § 1102.5;
•    California Military Personnel Bias Law – Cal. Mil. & Vet. Code § 394;

•	Statutory Provision Regarding California Family and Medical Leave – Cal. Lab. Code § 233;

•	Statutory Provisions Regarding California Electronic Monitoring of Employees – Cal. Lab. Code § 435;

•	The California Occupational Safety and Health Act, as amended, California Labor Code § 6300 et seq., and any applicable regulations thereunder;

•	California Obligations of Investigative Consumer Reporting Agencies Law – Cal. Civ. Code § 1786.10 et seq.;
•    California Political Activities of Employees Law – Cal. Lab. Code § 1101 et seq.;

•	California Domestic Violence Victim Employment Leave Law – Cal. Lab. Code § 230.1;
•    California Court Leave Law – Cal. Lab. Code § 230;
•    Those other provisions of the California Labor Code that lawfully may be released;

•	Los Angeles AIDS-Based Discrimination Ordinance, Los Angeles Municipal Ordinance §45.80 et seq.;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
•    Any public policy, contract, tort, or common law; or

•	Any Claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

4.2    This Agreement is not intended to waive or impact whatever rights that Employee may have to seek and/or obtain benefits under applicable workers compensation statutes. Employee acknowledges and understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”); however, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. Employee further acknowledges and understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or its affiliates. Employee further acknowledges and understands that this Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

4.3    This Agreement also includes a release of all Claims under the Age Discrimination in Employment Act (“ADEA”). Employee understands and agrees that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, pursuant to the requirements of the Older Workers’ Benefit Protection Act that: (a) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Employee; (b) the release provisions of this Agreement apply to rights and Claims that Employee may have under the ADEA, including the right to file a lawsuit against the Company for age discrimination; (c) the release provisions of this Agreement do not apply to any rights or Claims that Employee may have under the ADEA that arise after the date Employee executes this Agreement; (d) the Company does not have a preexisting duty to provide continued employment, compensation or benefits following the Employment End Date; (e) Employee has been advised in writing to consult with an attorney prior to executing this Agreement; (f) Employee shall have a period of 21 days in which to consider the terms of this Agreement prior to its execution; (g) any later changes to this Agreement, whether material or immaterial, shall not restart the 21-day review period; and (h) Employee shall have a period of seven days after signing this Agreement in which to revoke this Agreement. However, to be effective, any revocation of this Agreement must be in writing and postmarked or delivered via email, personal delivery, or mail to [ * * * ], 19540 Jamboree Road, Suite 300, Irvine, CA 92612, by the close of business on the seventh day following Employee’s execution of this Agreement. If Employee decides not to revoke the Agreement, Employee must send Employer via email, personal delivery, or mail a letter in the form attached as Exhibit “A” and signed and dated at least eight days after Employee’s execution of this Agreement.

4.4    If any Claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which Employer or any of the other Released Parties identified in this Agreement is a party.

4.5    To effect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Released Parties, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claims. Employee warrants Employee has read this Agreement, including this waiver of California Civil Code section 1542, and that Employee has consulted with or had the opportunity to consult with counsel of Employee’s choosing about this Agreement and specifically about the waiver of section 1542, and that Employee understands this Agreement and the section 1542 waiver, and so Employee freely and knowingly enters into this Agreement. Employee further acknowledges that Employee later may discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so Employee agrees that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee expressly assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes or controversies released or described in this Agreement or with regard to any facts now unknown to Employee relating thereto.

5.    Affirmations Regarding Claims and Related Issues.

5.1    Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any Claim, complaint, charge or action against any of the Released Parties in any forum or form.

5.2     Except for the obligations arising under this Agreement and the Letter Agreement, Employee affirms that Employee has been paid and/or has received all compensation, commissions, wages, bonuses, and/or benefits to which Employee may be entitled and, if applicable, has reported all hours worked to Employer. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and/or related state or local leave of disability accommodation laws.

5.3    Employee further affirms that Employee has no known workplace injuries or occupational diseases. Employee also represents and warrants that Employee has not assigned or transferred any interest in any Claims that Employee may have against the Company or any other Released Parties.

5.4    Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law. This proprietary information includes, but is not limited to, information concerning Employer’s pricing and sales, marketing strategies, financial status, business and regulatory relationships and dealings, and future business plans. Employee agrees and acknowledges this promise of confidentiality is a material term of this Agreement.

5.5    Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by any Released Parties, including but not limited to Employer and its officers, including any allegations of corporate fraud.

6.    Return of Company Property and Information. Employee agrees that by no later than 5 business days after the Employment End Date, Employee shall (a) return to the Company all documents, electronic data, information and property which belongs to the Company (including all information tangible or intangible whether in written, machine-readable, or any information disclosed orally or visually), and (b) disclose in writing to [ * * * ] all accounts to which Employee has access in connection with Employee’s employment, including the user credentials, access codes and passwords.

7.    Cooperation and Assistance. Employee agrees to provide reasonable assistance to the Company to effect a smooth and orderly transition. Employee will reasonably cooperate with and assist the Company, its agents, owners, employees and attorneys in the preparation and/or defense and/or pursuit of any litigation involving the Company, and, in addition, to any issues related to Employee’s employment with Company, Employee’s performance as an employee of the Company, or any related matters, except as may be prevented by law. Employee agrees that Employee shall not voluntarily aid, assist, cooperate with or encourage any person or entity in connection with the pursuit of any claim or dispute against the Company, unless compelled by deposition or other proper legal process. Employee further agrees not to voluntarily involve himself with or participate in any action in which the Company or any of the other Released Parties is a party without first obtaining the Company’s advance written consent. Employee further agrees, covenants, and represents that Employee shall provide advance written notice to the Company in the event Employee is subpoenaed to testify, or provide documents at deposition or at trial, relating to (1) any actual, possible, or perceived violation by the Company or any other Released Parties of any federal, state, local, or administrative law, rule, or regulation; (2) the negotiations relating to and the terms of this Agreement; and (3) any acts or omissions by the Company or any of the other Released Parties occurring prior to the effective date of this Agreement. This Section 7 is intended to preclude this voluntary aid or involvement of Employee as described above, and nothing herein is intended to interfere with any protected right to file charges, testify, assist or participate in any manner in an EEOC investigation, hearing or proceeding, and nothing in this paragraph is intended to influence the substance of such aid or involvement which is properly compelled by legal process.

8.    Non-Disparagement. Employee agrees not to say or do anything to undermine, defame or disparage, in any way, Employer, its affiliates, management, employees or services in any manner or forum, including any electronic forum. Employer agrees not to say or do anything to undermine, defame or disparage, in any way, Employee in any manner or forum, including any electronoic forum. Employee agrees not to say or do anything to undermine the confidence of the Company’s employees, partners, vendors, regulators, or customers in the Company, the Company’s continued success, or the employment or status of other employees with the Company.
9.    Governing Law. This Agreement shall be governed in accordance with the laws of the state of California without regard to its conflict of laws provision. In the event the Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement.

10.    CONFIDENTIALITY. EMPLOYEE AGREES NOT TO DISCLOSE TO ANYONE (OTHER THAN PROFESSIONAL LEGAL OR TAX ADVISORS), DIRECTLY OR INDIRECTLY, THE FACTS RELATING TO THE EXISTENCE OF THIS AGREEMENT, THE DISCUSSIONS LEADING TO THE EXECUTION OF THIS AGREEMENT, OR THE TERMS OR SUBSTANCE OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT PROHIBITS OR RESTRICTS EMPLOYEE FROM INITIATING COMMUNICATIONS DIRECTLY WITH, RESPONDING TO AN INQUIRY FROM, OR PROVIDING TESTIMONY BEFORE THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE FINANCIAL INDUSTRY REGULATORY AUTHORITY, ANY OTHER SELF-REGULATORY ORGANIZATION, OR ANY OTHER FEDERAL OR STATE AGENCY OR AUTHORITY REGARDING THIS AGREEMENT OR ITS UNDERLYING FACTS OR CIRCUMSTANCES.

11.    Miscellaneous.

11.1    Employee acknowledges that, except as expressly set forth in this Agreement, no representations of any kind have been made to Employee, by Employer, or by any of its agents, officers, employees, representatives, or attorneys, to induce Employee’s execution of this document. Employee further states that the only representations made in order to obtain Employee’s consent to this Agreement are stated above, that the contents of this document have been explained to Employee in full and that Employee is signing this Agreement voluntarily.

11.2    In the event it shall be necessary for any party to this Agreement to institute legal action to enforce any of the terms and conditions or provisions of this Agreement, or for any breach thereof, the prevailing party in such action shall be entitled to costs and reasonable attorneys’ fees.

11.3    This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement. This Agreement may be executed in counterparts, each to constitute an original.

12.    Non-Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by any Released Party of wrongdoing or evidence of any liability or unlawful conduct of any kind. Employee represents and warrants that Employee discharged Employee’s job duties in a lawful manner, and that Employee is not aware of any unlawful conduct by the Company or any Released Party during the time period of Employee’s employment.

13.    Entire Agreement. This Agreement and the Letter Agreement set forth the entire agreement between the parties hereto, and fully supersedes any prior understanding between the parties with respect to the subject matter hereof. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

14.    Severability. The parties to this Agreement agree, covenant and represent that each and every provision of this Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose. Therefore, the parties further agree, covenant and represent that each and every provision of this Agreement shall be considered severable, except for the general release of Section 4. If a court of competent jurisdiction finds the general release to be unenforceable or invalid, then this Agreement shall become null and void and Employee will be required to repay the separation consideration within 10 business days. If a court of competent jurisdiction finds any provision, or part thereof, other than the general release to be invalid or unenforceable for any reason, that provision, or part thereof, shall remain in force and effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect and enforceable.

15.    Binding Agreement. Employee represents and warrants that Employee has the authority to enter into this Agreement on Employee’s behalf individually and to bind all persons and entities claiming through Employee. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, assigns, executors, administrators, successors, subsidiaries, divisions and affiliated corporations and partnerships, past and present, and trustees, directors, officers, shareholders, partners, agents and employees, past and present, of Employee and the Company.

16.    Expiration of Offer and Effective Date. Employee understands that the offer contained in this Agreement is considered withdrawn if Employee has not signed and returned to Employer the executed Agreement on or before the conclusion of the 21-day consideration period. The signed Agreement must be emailed, personally delivered, or mailed to [ * * * ], 19540 Jamboree Road, Suite 300 Irvine, CA 92612, such that it is postmarked or delivered within the 21-day consideration period. If Employee executes and returns this Agreement timely, this Agreement shall become effective at the end of the seven-day period after Employee first executes and delivers this Agreement to the Company, unless Employee otherwise revokes this Agreement in writing before expiration of that seven-day period.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER WHETHER TO SIGN THIS AGREEMENT, AND EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT. ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT EXTEND OR RESTART THIS UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND GENERALLY RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES.

The parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

Dated: December 31, 2019            /s/ Michael D. Grubbs
Michael D. Grubbs

Dated: December 31, 2019            /s/ Douglas F. Bauer
                        Douglas F. Bauer